ACQUISITION AGREEMENT AND PLAN OF REVERSE MERGER

                                      DATED

                                DECEMBER 3, 1999

                                 BY AND BETWEEN

                        STEREO VISION ENTERTAINMENT, INC.
                              A NEVADA CORPORATION,

                                       AND

                           KESTREL EQUITY CORPORATION
                             AN ARIZONA CORPORATION


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                ACQUISITION AGREEMENT AND PLAN OF REVERSE MERGER
                                 BY AND BETWEEN
                        STEREO VISION ENTERTAINMENT, INC.
                                       AND
                           KESTREL EQUITY CORPORATION
                                TABLE OF CONTENTS
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ARTICLE 1.  DEFINITIONS ......................................................1
   1.1      Acquiror .........................................................1
   1.2      Acquiror's Common Stock ..........................................1
   1.3      Acquiror's Financial Statements ..................................1
   1.4      Acquiror's Stock Options .........................................2
   1.5      Agreement ........................................................2
   1.6      Articles of Merger................................................2
   1.7      Closing...........................................................2
   1.8      Closing Date......................................................2
   1.9      Code..............................................................2
   1.10     Commission........................................................2
   1.11     Dissenting Shares.................................................2
   1.12     Dissenting Stockholder............................................2
   1.13     Effective Date....................................................2
   1.14     Employee Benefit Plan(s)..........................................2
   1.15     Encumbrances......................................................2
   1.16     Environmental Law.................................................2
   1.17     ERISA  ...........................................................3
   1.18     Exchange Act......................................................3
   1.19     Government Communications.........................................3
   1.20     Hazardous Substance(s)............................................3
   1.21     Intellectual Property.............................................3
   1.22     Licenses..........................................................3
   1.23     Material Adverse Effect...........................................3
   1.24     Merger............................................................3
   1.25     NRS ..............................................................3
   1.26     Price Per Share...................................................3
   1.27     Proxy Statement...................................................3
   1.28     Regulatory Action(s)..............................................3
   1.29     Securities Act....................................................4
   1.30     Subsidiary........................................................4
   1.31     Surviving Corporation.............................................4
   1.32     Survivor..........................................................4
   1.33     Survivor's Common Stock...........................................4
   1.34     Survivor's Financial Statements...................................4
   1.35     Tax(es)...........................................................4
   1.36     Tax Return(s).....................................................4
   1.37     ARS...............................................................4

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                        TABLE OF CONTENTS (CONTINUED)
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ARTICLE 2.  THE MERGER........................................................4
   2.1      The Merger........................................................5
   2.2      Execution of Articles of Merger...................................5
   2.3      Effect of the Merger..............................................5
   2.4      Certificate of Incorporation......................................5
   2.5      Name Change.......................................................5
   2.6      Bylaws............................................................5
   2.7      Directors.........................................................5
   2.8      Officers..........................................................5
   2.9      Closing...........................................................6
   2.10     Dissenting Shares and Dissenters' Rights
            - Survivor's Shareholders ........................................6
   2.11     Dissenting Shares and Dissenters' Rights
            - Acquiror's Shareholders ........................................6

ARTICLE 3.  STATUS OF SURVIVOR SHARES; STATUS
   AND CONVERSION OF ACQUIROR SHARES..........................................7
   3.1      Survivor's Common Stock ..........................................7
   3.2      Acquiror's Common Stock...........................................7
   3.3      Fractional Shares ................................................7
   3.4      Exchange of Certificates .........................................8

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SURVIVOR .......................8
   4.1      Organization and Good Standing of Survivor .......................9
   4.2      Articles of Incorporation and Bylaws .............................9
   4.3      Corporate Minutes ................................................9
   4.4      Qualification ....................................................9
   4.5      Capitalization of Survivor........................................9
   4.6      Ownership of Stock Options of Survivor............................9
   4.7      Subsidiaries and Other Affiliates................................10
   4.8      Authority........................................................10
   4.9      Survivor's Financial Statements..................................10
   4.10     Undisclosed Liabilities..........................................11
   4.11     Absence of Certain Changes.......................................11
   4.12     Assets...........................................................13
   4.13     Intellectual Property............................................13
   4.14     Tax Matters......................................................14
   4.15     Legal and Regulatory Matters.....................................14
   4.16     Employees........................................................15
   4.17     Non-Assignable Rights............................................15
   4.18     Personnel........................................................15
   4.19     ERISA............................................................15
   4.20     Notes and Accounts Receivable; Inventories.......................16

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                        TABLE OF CONTENTS (CONTINUED)
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   4.21     Compliance with Environmental Laws ..............................16
   4.22     Bank and Brokerage Accounts......................................17
   4.23     Contracts........................................................17
   4.24     Offer and Sale of Securities.....................................18
   4.25     Broker's Fees ...................................................18
   4.26     Material Misstatements or Omissions  ............................18
   4.27     Exhibits ........................................................19

ARTICLE 5.  COVENANTS OF SURVIVOR ...........................................19
   5.1      Approval of Shareholders ........................................19
   5.2      Conduct of Survivor's Business ..................................19
   5.3      Access and Information ..........................................19
   5.4      Further Efforts  ................................................19
   5.5      Confidentiality..................................................20
   5.6      Financial Information............................................20
   5.7      Subsequent Events................................................20
   5.8      Public Announcement..............................................20
   5.9      No Inconsistent Activities.......................................20

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR ......................21
   6.1      Organization and Good Standing ..................................21
   6.2      Certificate of Incorporation and Bylaws .........................21
   6.3      Corporate Minutes................................................21
   6.4      Qualification....................................................21
   6.5      Capitalization of Acquiror.......................................21
   6.6      Ownership of Stock Options of Acquiror...........................22
   6.7      Subsidiaries and Other Affiliates................................22
   6.8      Authority........................................................22
   6.9      Broker's Fees....................................................23
   6.10     Proxy Statement..................................................23
   6.11     Exhibits.........................................................23

ARTICLE 7.  COVENANTS OF ACQUIROR ...........................................23
   7.1      Further Efforts .................................................23
   7.2      Confidentiality .................................................23
   7.3      Public Announcement .............................................23

ARTICLE 8.  GENERAL CONDITIONS PRECEDENT ....................................24
   8.1      Shareholder Approval ............................................24
   8.2      No Injunctions ..................................................24
   8.3      No Governmental Proceedings .....................................24
   8.4      Governmental Approvals ..........................................24
   8.5      Dissenter's Rights of Survivor's Stockholders ...................24
   8.6      Dissenter's Rights of Acquiror's Stockholders ...................24

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                        TABLE OF CONTENTS (CONTINUED)
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ARTICLE 9.   CONDITIONS PRECEDENT TO ACQUIROR'S OBLIGATION
   TO CLOSE .................................................................25
   9.1   Due Diligence ......................................................25
   9.2   Certificate of Survivor ......................................... ..25
   9.3   No Material Adverse Effect .........................................25
   9.4   Third Party Consents ...............................................25
   9.5   Legal Opinion of Survivor's Counsel ................................25
   9.6   Certified Resolutions ..............................................25
   9.7   Certificate of Shareholder Approval ................................25
   9.8   Letters of Resignation..............................................25
   9.9   Proceedings Satisfactory to Counsel.................................25

ARTICLE 10.  CONDITIONS PRECEDENT TO SURVIVOR'S OBLIGATION
   TO CLOSE .................................................................26
   10.1  Certificate of Acquiror ............................................26
   10.2  Certified Resolutions ..............................................26
   10.3  Legal Opinion of Acquiror's Counsel ................................26

ARTICLE 11.  SURVIVAL OF REPRESENTATIONS AND
   INDEMNIFICATIONS .........................................................26
   11.1     Survival of Representations .....................................26
            (a)      Survivor's Representations .............................26
            (b)      Acquiror's Representations .............................26
            (c)      Agreement to Indemnify .................................26

ARTICLE 12.  TERMINATION ....................................................27
   12.1  Termination ........................................................28
   12.2  Effect of Termination ..............................................28
   12.3  Waiver of Conditions ...............................................28
   12.4  Payment of Expenses ................................................28

ARTICLE 13.  GENERAL ........................................................28
   13.1  Amendments .........................................................28
   13.2  Assignment .........................................................28
   13.3  Notices ............................................................28
   13.4  Further Assurances .................................................28
   13.5  Remedies Not Exclusive..............................................29
   13.6  Entire Agreement....................................................29
   13.7  Counterparts........................................................30
   13.8  Governing Law.......................................................30
   13.9  Resolution of Indemnification Disputes..............................30

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                ACQUISITION AGREEMENT AND PLAN OF REVERSE MERGER
                ------------------------------------------------

       THIS ACQUISITION AGREEMENT AND PLAN OF REVERSE MERGER (the "Agreement") is entered into as of December 3, 1999, by and between STEREO VISION ENTERTAINMENT, INC., a Nevada Corporation (the "Acquiror"), on the one hand, with its principal place of business located 1412 W. Glenoaks Blvd., Suite D, Glendale, California 91201, and KESTREL EQUITY CORPORATION, an Arizona Corporation STEREO VISION ENTERTAINMENT, INC., a Arizona Corporation (the "Survivor"), with its principal place of business located at 185 West "F" Street, Seventh Floor, San Diego, California 92101, on the other hand.

       WHEREAS, Acquiror is a duly incorporated Nevada corporation with an authorized capital stock consisting of 25,000 shares of common stock, no par value per share, of which 25,000 shares are issued and outstanding and options to purchase an additional 0 shares of common stock are issued and outstanding; and,

       WHEREAS, Survivor is a duly incorporated Arizona corporation with an authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value per share, of which 1,000,000 shares are issued and outstanding; and

       WHEREAS, the respective Boards of Directors of Acquiror and Survivor have approved the acquisition of Survivor by Acquiror by means of a reverse merger (the "Merger") of Acquiror with and into Survivor pursuant to the terms of this Agreement.

                                    AGREEMENT
                                    ---------

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, intending to be legally bound, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         As used in this Agreement, the listed terms shall have the following meanings:

         1.1 "Acquiror" has the meaning specified in the recital paragraphs contained in the preamble to this Agreement.

         1.2 "Acquiror's Common Stock" means the common stock of Acquiror, no par value per share.

         1.3 "Acquiror's Financial Statements" means the audited balance sheets of Acquiror as of October 31, 1999 (the "Acquiror's Financial Statements").

                                     Page 1
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         1.4 "Acquiror's Stock Options" means all options granted by Acquiror for the purchase of shares of the capital stock of Acquiror that are outstanding as of the Closing, including, but not limited to any warrants to purchase shares of capital stock.

         1.5 "Agreement" means this Acquisition Agreement and Plan of Reverse Merger, including the schedules and exhibits referred to herein.

         1.6 "Articles of Merger" refers to the articles of merger to be filed with the Secretary of State of Arizona and the Secretary of State of Nevada to evidence the Merger, in the form of Exhibit "1.6" attached hereto.

         1.7 "Closing" means the closing of the transactions contemplated in this Agreement.

         1.8 "Closing Date" means the date upon which the Closing occurs.

         1.9 "Code" means the Internal Revenue Code of 1986, as amended.

         1.10 "Commission" means the United States Securities and Exchange Commission.

         1.11 "Dissenting Shares" means (a) the issued and outstanding shares of Survivor as to which holders thereof have duly demanded appraisal pursuant to sections 10-1101 to 10-1106 of the ARS, and (b) the issued and outstanding shares of Acquiror as to which holders thereof have duly demanded appraisal pursuant to sections 78.471 to 78.502 of the NRS.

         1.12 "Dissenting Stockholder" means a holder of Dissenting Shares.

         1.13 "Effective Date" means the date and time the Articles of Merger are filed with the Secretary of State of the State of Arizona.

         1.14 "Employee Benefit Plan(s)" means any `employee benefit plan' as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of Survivor or any beneficiary or dependent thereof that is or was maintained by Survivor.

         1.15 "Encumbrances" means any mortgage, chattel mortgage, conditional sales contract, pledge, lien, charge, security interest, encumbrance, option, lease, license or easement.

         1.16 "Environmental Law" means all federal, state, and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations, permits, and agreements issued or signed by any federal, state, or local government authority, relating to environmental, health, or safety matters, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; Clean Water Act of 1977; Clean Air Act; Resource Conservation and Recovery Act of 1976; Federal Insecticide, Fungicide, and Rodenticide Act; Toxic Substances Control Act; Emergency Planning and Community Right-to-Know Act of 1986; Occupational Safety and Health Act of 1970; and Safe Drinking Water Act, and state and local counterparts to these acts.

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         1.17 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.18 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         1.19 "Government Communications" means all inspection reports, complaints and other communications received by Survivor from government and regulatory agencies and authorities.

         1.20 "Hazardous Substance(s)" means (a) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (b) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; (c) any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by Survivor (or poses or threatens to pose a hazard to the health or safety of persons on or about the property or adjacent properties); and (d) radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, petroleum and petroleum products.

         1.21 "Intellectual Property" has the meaning specified in Section 4.13 of this Agreement.

         1.22 "Licenses" means all governmental licenses, permits, approvals and registrations necessary for the ownership of Survivor's properties and the conduct of its business as currently conducted.

         1.23 "Material Adverse Effect" means any material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of Survivor.

         1.24 "Merger" has the meaning specified in the recital paragraphs contained in the preamble to this Agreement.

         1.25 "NRS" means Nevada Revised Statutes.

         1.26 "Price Per Share" means the closing bid price of the Surviving Corporation's Common Stock on the Record Date, as such term is defined in the proxy Statement.

         1.27 "Proxy Statement" means that certain Proxy Statement of Survivor, describing this transaction, among other things.

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         1.28 "Regulatory Action(s)" means any material claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         1.29 "Securities Act" means the Securities Act of 1933, as amended.

         1.30 "Subsidiary" means each of Survivor's subsidiaries, if any.

         1.31 "Surviving Corporation" means Survivor as the surviving corporation subsequent to the Merger.

         1.32 "Survivor" has the meaning specified in the recital paragraphs contained is in the preamble to this Agreement.

         1.33 "Survivor's Common Stock" means the shares of common stock of Survivor, $0.001 par value.

         1.34 "Survivor's Financial Statements" means the audited balance sheets of Survivor as of October 31, 1999, the related statements of operations, stockholders' equity and cash flows for the three years then ended, including notes thereto (the "Survivor's Financial Statements").

         1.35 "Tax(es)" means all taxes, charges, fees, levies or other assessments of any nature whatsoever, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the company to which reference is being made or any affiliate thereof or upon any consolidated, combined or unitary group of which any such entity is or was a member.

         1.36 "Tax Return(s)" means all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the company to which reference is being made or by any consolidated, combined or unitary group of which such company is or was a member.

         1.37 "ARS" means the Arizona Revised Statutes.

                                   ARTICLE 2.

                                   THE MERGER
                                   ----------

         2.1 THE MERGER. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the ARS and the applicable provisions of the NRS as promptly as practicable following the satisfaction or waiver of the

                                     Page 4
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conditions set forth in ARTICLES 7, 9, AND 10. At the Effective Date, subject to the terms and conditions of this Agreement and in accordance with the laws of the States of Nevada and Arizona, Acquiror shall be merged with and into Survivor, whereupon the separate existence of Acquiror shall cease and the Survivor shall be the Surviving Corporation. The Surviving Corporation shall continue its corporate existence under the laws of the State of Arizona.

         From and after the Effective Date, the Surviving Corporation shall possess all of the rights, privileges, powers, purposes and franchises of a public as well as a private nature, and be subject to all restrictions, disabilities and duties of Acquiror and Survivor, all of the foregoing being in accordance with the applicable provisions of the ARS.

         2.2 EXECUTION OF ARTICLES OF MERGER. Prior to the Closing, Acquiror and Survivor shall complete and execute the Articles of Merger, in substantially the form attached hereto as EXHIBIT "1.6", and cause the Articles of Merger to be delivered to the Secretary of State of the States of Nevada and Arizona for filing as part of the Closing as provided in Section 78.458 of the NRS and
Section 10-1105 of the ARS. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

         2.3 EFFECT OF THE MERGER. The Merger shall have the effects set forth in applicable provisions of the ARS and the NRS.

         2.4 CERTIFICATE OF INCORPORATION. As of the Effective Date, Acquiror and Survivor shall complete and execute the Amended and Restated Articles of Incorporation, in substantially the form attached hereto as EXHIBIT "2.4", and cause the Amended and Restated Articles of Incorporation to be delivered to the Secretary of State of the State of Arizona for filing as part of the Closing as provided in Section 10-1105 of the ARS.

         2.5 NAME CHANGE. As of the Effective Date, the name of the Surviving Corporation will be changed to "STEREO VISION ENTERTAINMENT, INC." pursuant to the Amended and Restated Articles of Incorporation which will be filed with the Articles of Merger on the Effective Date.

         2.6 BYLAWS. As of the Effective Date, the Bylaws, in the form attached hereto as EXHIBIT "2.6", will be the Bylaws of the Surviving Corporation.

         2.7 DIRECTORS. The directors of Survivor immediately prior to the Effective Date shall resign in favor of those directors named in the Proxy Statement and specified on EXHIBIT "2.7", which directors, if elected, shall be the directors of the Surviving Corporation and will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         2.8 OFFICERS. The officers of Survivor immediately prior to the Effective, Date shall resign in favor of those officers named in the Proxy Statement and specified on EXHIBIT "2.7", which officers shall be the officers of the Surviving Corporation and will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

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         2.9 CLOSING. Unless this Agreement shall have been terminated pursuant to the provisions of ARTICLE 12, the Closing of the transactions contemplated by this Agreement shall take place at the offices of Wenthur & Chachas located at 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037, as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLES 8, 9 AND 10.

         2.10 DISSENTING SHARES AND DISSENTERS' RIGHTS - SURVIVOR'S
SHAREHOLDERS.

              (a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the ARS; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under ARS, such holder's shares of Survivor's Common Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Date, that number of shares calculated pursuant to Section 3.1 and such shares shall no longer be Dissenting Shares and shall be canceled and retired.

              (b) Survivor shall give Acquiror prompt notice of any demand received by Survivor for appraisal of issued and outstanding Survivor's Common Stock, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demand. Survivor agrees that, except with the prior written consent of Acquiror, or as required under the ARS, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the ARS, becomes entitled to payment of the value of shares of Survivor's Common Stock, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Date, to deliver the shares into which the Dissenting Shares would be converted pursuant to Section 3.1 to any Dissenting Shareholder holding Survivor's Common Stock who shall have failed to make an effective demand for appraisal or shall have lost his, her or its status as a Dissenting Shareholder for any other reason, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its certificate or certificates representing shares of issued and outstanding Survivor's Common Stock, the number of shares in the Surviving Corporation to which such Dissenting Shareholder is then entitled under Section 3.1 of this Agreement.

         2.11 DISSENTING SHARES AND DISSENTERS' RIGHTS - ACQUIROR'S
SHAREHOLDERS.

              (a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to NRS
78.471 to 78.502, inclusive; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under NRS, such holder's shares of Acquiror's

                                     Page 6
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Common Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Date, that number of shares calculated pursuant to Section 3.1 and such shares shall no longer be Dissenting Shares and shall be canceled and retired.

              (b) Acquiror shall give Survivor prompt notice of any demand received by Acquiror for appraisal of issued and outstanding Acquiror's Common Stock, and Survivor shall have the right to participate in all negotiations and proceedings with respect to such demand. Acquiror agrees that, except with the prior written consent of Survivor, or as required under the NRS, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of NRS 78.471 to 78.502, becomes entitled to payment of the value of shares of Acquiror's Common Stock, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of a legal obligation, after the Effective Date, to deliver the shares into which the Dissenting Shares would be converted pursuant to Section 3.1 to any Dissenting Shareholder holding Acquiror's Common Stock who shall have failed to make an effective demand for appraisal or shall have lost his, her or its status as a Dissenting Shareholder for any other reason, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its certificate or certificates representing shares of issued and outstanding Acquiror's Common Stock, the number of shares in the Surviving Corporation to which such Dissenting Shareholder is then entitled under Section 3.1 of this Agreement.

                                   ARTICLE 3.

                           STATUS OF SURVIVOR SHARES;
                    STATUS AND CONVERSION OF ACQUIROR SHARES;

         3.1 SURVIVOR'S COMMON STOCK. Immediately prior to the Effective Date Prior there shall be 1,000,000 shares of Common Stock, $0.001 par value of the Survivor issued and outstanding.

         3.2 ACQUIROR'S COMMON STOCK. Immediately prior to the Effective Date there shall be 25,000 shares of Common Stock, no par value of the Acquiror issued and outstanding. By virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock of the Acquiror shall be converted into 120 shares of the common stock of the Surviving Corporation, which in the aggregate will represent approximately seventy-five percent (75%) of the post-merger outstanding shares of the common stock of Surviving Corporation on a fully diluted basis after taking into consideration any fractional shares for which the holders thereof will receive cash pursuant to
Section 3.3 below. Each current (pre-merger) shareholder of Acquiror shall receive that number of shares of the Surviving Corporation as are set forth on EXHIBIT "6.5(a)". Each share of Acquiror's Common Stock held in Acquiror's treasury, if any, and any authorized but unissued shares, immediately prior to the Effective Date shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

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         3.3 FRACTIONAL SHARES. No fractional shares of the Surviving
Corporation's Common Stock shall be issued in connection with the Merger. In lieu thereof, each holder of Survivor's Common Stock otherwise entitled to a fraction of a share of the Surviving Corporation's Common Stock shall receive from Acquiror an amount of cash equal to the product of (A) the Price Per Share multiplied by (B) the fraction of a share of Surviving Corporation's Common Stock to which such holder of Survivor's Common Stock would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

         3.5 EXCHANGE OF CERTIFICATES. From and after the Effective Date, each holder of an outstanding certificate which immediately prior to the Effective Date, represented outstanding shares of the Acquiror's Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to Holladay Stock Transfer, Inc., the transfer agent of the Surviving Corporation, whose address is 2939 North 67th Place, Scottsdale, Arizona, 85251, a certificate or certificates representing the number of shares of the Surviving Corporation into which such holder's shares were converted. No holder of a certificate or certificates which immediately prior to the Effective Date represented shares of the Acquiror's Common Stock shall be entitled to receive any dividend or other distribution from the Surviving Corporation until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of the Surviving Corporation's Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of shares of the Surviving Corporation's Common Stock represented by the certificates issued upon such surrender. After the Effective Date, there shall be no further registration of transfers of the Acquiror's Common Stock. If, after the Effective Date, certificates representing the Acquiror's Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for a certificate representing the number of shares of the Surviving Corporation into which such pre-merger shares in the Acquiror were converted. From and after the Effective Date, the Surviving Corporation shall, however, be entitled to treat certificates for shares of the Acquiror's Common Stock which have not yet been surrendered for exchange as evidencing solely the right to receive the number of shares of the Surviving Corporation into which such pre-merger shares in the Acquiror are to be converted, as represented by such certificates, notwithstanding any failure to surrender such certificates in exchange therefor. If any certificate for shares of the Surviving Corporation's Common Stock is to be issued in a name other than that in which the certificate for shares of the Acquiror's Common Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Surviving Corporation's Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation or its agent that such tax has been paid or is not applicable.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF SURVIVOR
                   ------------------------------------------

         Survivor represents and warrants to Acquiror as follows:

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         4.1 ORGANIZATION AND GOOD STANDING OF SURVIVOR; NON-REPORTING PUBLICLY
TRADED STATUS. Survivor and each of the Subsidiaries, if any, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and each has all requisite corporate power and authority, and is entitled to carry on its business as now being conducted and to own, lease and operate its properties. Survivor and each Subsidiary is duly organized and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business and activities conducted by Survivor and each Subsidiary requires such qualification.

         The Common Stock of the Survivor is currently listed on the Over the Counter Pink Sheets under the symbol "KSEQ". The Survivior is a non-reporting public company. It is NOT SUBJECT to the filing and reporting requirements of the Securities Exchange Act of 1934 and as such DOES NOT FILE any period or annual reports with the Securities and Exchange Commission.

         4.2 ARTICLES OF INCORPORATION AND BYLAWS. Survivor has delivered to Acquiror true, correct and complete copies of its Articles of Incorporation (certified by the Secretary of State of Arizona) and Bylaws (certified by its corporate secretary) together with all amendments to each through the date hereof. Both the Articles of Incorporation and the Bylaws are in full force and effect. Copies are attached hereto as EXHIBIT "4.2(a)" AND "4.2(b)", respectively.

         4.3 CORPORATE MINUTES. Survivor has made available to Acquiror true, correct and complete copies of its minute books, stock certificate books and corporate records; such books and records reflect all issuances of equity and debt securities of Survivor or rights to acquire any such securities, and contain true and complete records of all meetings and consents in lieu of meetings of Survivor's Board of Directors (and any committees thereof) and shareholders.

         4.4 QUALIFICATION. Survivor is qualified to do business and is in good standing in each jurisdiction where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by Survivor, requires such qualification, licensing or domestication. Survivor does not file franchise, income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

         4.5 CAPITALIZATION OF SURVIVOR. As of the date of this Agreement, the authorized capital stock of Survivor consists of: 100,000,000 shares of Survivor's Common Stock, of which 1,000,000 shares are issued and outstanding and no shares of which are held in Survivor's treasury. All issued and outstanding shares of Common Stock of Survivor have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to, nor were any issued in violation of its Articles of Incorporation. There are not presently and, as of the Closing, there will not be any outstanding securities of Survivor or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of Survivor. Survivor is not a party to, nor has knowledge that any of its shareholders are parties to, any voting trust agreements or other contracts, agreements or arrangements restricting voting rights or transferability with respect to the outstanding Common Stock of Survivor.

         4.6 OWNERSHIP OF STOCK OPTIONS OF SURVIVOR. There are not presently and, as of the Closing, there will not be any outstanding securities of Survivor or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of Survivor.

         4.7 SUBSIDIARIES AND OTHER AFFILIATES. Survivor does not have any subsidiaries, and, does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.

         4.8 AUTHORITY.

             (a) Survivor has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Survivor have been duly authorized by the Board of Directors of Survivor in accordance with applicable law. After the requisite approval of the shareholders of Survivor is obtained, no further action will be necessary on the part of Survivor to make this Agreement valid and binding upon Survivor in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by Survivor and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Survivor, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery or performance of this Agreement by Survivor, nor the consummation of the transactions contemplated hereby, nor compliance by Survivor with the terms and provisions of this Agreement, or the Articles of Merger will result in a violation or breach of any term or provision of Survivor's Articles of Incorporation or Bylaws, or of any statute, rule or regulation applicable to Survivor, or its businesses, properties, assets or personnel, nor conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which Survivor is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Survivor is a party or by which Survivor or its businesses, properties, assets or personnel are bound.

             (b) Except for (i) filing the Articles of Merger with the Secretary of State of Arizona, (ii) obtaining the consent of its shareholders, and (iii) obtaining any necessary third-party consents which will been obtained prior to the Closing, Survivor is not required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by Survivor of this Agreement or the consummation of the transactions contemplated herein.

         4.9 SURVIVOR'S FINANCIAL STATEMENTS. Survivor has delivered to Acquiror true, complete and correct copies of Survivor's Financial Statements. Except as set forth on EXHIBIT "4.9", Survivor's Financial Statements (i) present fairly the financial condition of Survivor at such dates and the results of its operations, changes in shareholders' equity and cash flows for the periods therein specified, and (ii) have been prepared from the books and records of Survivor in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, except as otherwise stated or referred to in such Survivor's Financial Statements.

         4.10 NO UNDISCLOSED LIABILITIES. Survivor does not have any direct or indirect indebtedness, liability, loss or obligation, accrued, absolute or contingent whether or not of a kind required by generally accepted accounting principles to be set forth on a balance sheet (the "Survivor Liabilities").

         4.11 ABSENCE OF CERTAIN CHANGES. Except as set forth on EXHIBIT "4.11" since October 31, 1999, Survivor has conducted its business only in the ordinary course and consistent with prior practice, and Survivor has not:

              (a) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on Survivor's Financial Statements and current liabilities incurred since October 31, 1999, in the ordinary course of business and consistent with prior practice;

              (b) declared or made any payment of any dividend, or made any other distribution upon or in respect of any of its shares of capital stock, or purchased, retired or redeemed any of the shares of its capital stock or any other securities, including any warrants or options to purchase any capital stock, or obligated itself to do any of the foregoing;

              (c) mortgaged, pledged or subjected (or permitted to be subjected) to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

              (d) sold, transferred, leased to others or otherwise disposed of any of its assets (other than inventory sold in the ordinary course of business and consistent with prior practice) or canceled or compromised any debt or claim, or waived or released any claim or right of substantial value;

              (e) terminated or received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or might have a Material Adverse Effect;

              (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, distributors, formulators, customers or suppliers;

              (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any license, patent, copyright, trademark, trade name, permit, consent, approval, invention, product registration or similar rights, domestic or foreign, or modified any existing rights with respect thereto;

              (h) adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalencies thereunder, made any change in the rate of compensation, commission, bonus, deferred compensation arrangement or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus (cash or non-cash), extra compensation, deferred compensation arrangement or severance or vacation pay, to any shareholder, director, officer, employee, salesman or distributor of Survivor or any Subsidiary or hired or entered into any employment agreement or arrangement with any person;

              (i) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation, business or entity, or any interest in any business enterprise or otherwise made any loan or advance to or investment in any person, entity, firm or corporation, except for short-term investments in cash and cash equivalents made in the ordinary course of business and consistent with prior practice;

              (j) made any capital expenditures or capital additions or betterments or commitments therefor in excess of $1,000 individually or $2,000 in the aggregate;

              (k) instituted, settled or agreed to settle, or suffered any adverse determination in, any litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to Survivor or its businesses, assets or properties.

              (1) made any change in the type, nature, composition or quality of the inventory of its products in its warehouse or delivered to its distributors or customers except in the ordinary course of business and consistent with prior practice, failed to replenish such inventory in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry or made any purchase commitment with any supplier, distributor or customer in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price, or upon terms and conditions more onerous than those usual and customary in the industry, accepted any contract for performance of services or orders from any customer under conditions relating to price, terms of payment, time of delivery or performance or like matters differing from the conditions regularly and usually specified on acceptance of contract or orders for similar services or merchandise from customers who are similarly situated, or made any change in its selling, pricing, advertising or personnel practices, inconsistent with its prior practices and prudent business practices prevailing in the industry;

              (m) revalued any of its assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, is material to Survivor or its businesses;

              (n) entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through (m) above; or

              (o) experienced any Material Adverse Effect.

         4.12 ASSETS.

              (a) Survivor has good and marketable title to, or a valid leasehold interest in, or other legal right to use, all of the properties and assets owned or used in its business or purports to own, except inventory sold after October 31, 1999, in the ordinary course of business. None of such assets or properties are subject to any Encumbrance, except (i) liens and encumbrances and leases incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of Survivor; (ii) liens for taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of Survivor; and (iii) as reflected on Survivor's Financial Statements.

              (b) Survivor has previously delivered to Acquiror a complete list, which is true and correct in all material respects, of all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property owned, leased or used by Survivor, except for items having a cost less than $500 and which are not required to be capitalized in accordance with generally accepted accounting principles.

              (c) Survivor does not currently own, lease or use any real property because either (i) all such property has been previously transferred to third parties or, (ii) with respect to any real estate lease, it has expired pursuant to its terms with no additional liability to Survivor.

         4.13 INTELLECTUAL PROPERTY. EXHIBIT "4.13" sets forth all patents, trademarks, service marks, trade names, copyrights and franchises, all applications for any of the foregoing, if any, and all permits, grants and licenses or other rights running to or from Survivor relating to any of the foregoing that are material to the business of Survivor, as applicable (collectively, the "Intellectual Property"). Survivor owns, or is licensed to, or otherwise has, the right to use the Intellectual Property that is required for the conduct of the business of Survivor. To the best of Survivor's knowledge, Survivor is not in violation of, or infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third party, and no claims have been asserted, nor is there any litigation pending or threatened claiming such infringement. Survivor has not licensed or encumbered any of its Intellectual Property to any third party, nor have any other distribution rights been granted by Survivor to a third party. Survivor has not entered into any other agreements whereby Survivor has been appointed as a distributor or licensee of any products, patents or trademarks owned by a third party. Survivor has not entered into any agreement which restricts or affects the use of any Intellectual Property. Survivor is not in breach of any agreement, nor have any claims with respect to any agreement been asserted nor is there any litigation pending or threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. Survivor owns or has licensed from third parties, and has the right to use, any and all necessary Intellectual Property in order to conduct its business in all material respects as currently conducted and has used reasonable efforts to protect its rights in and to maintain the secrecy of its trade secrets and other proprietary rights and information.

         4.14 TAX MATTERS. Survivor and each other corporation (or a predecessor) that has at any time been a member of a consolidated, combined or unitary group of which Survivor is or was a member, including all Subsidiaries (the 'Tax Affiliates') have timely and correctly filed or caused to be filed all Tax Returns. All Taxes payable in respect of such Tax Returns have been or will be by Closing paid in full. Survivor and the Tax Affiliates have no current extensions for the filing of any Tax Returns. Adequate provisions have been made for the payment of all accrued and unpaid Taxes as of the date thereof, whether or not then due and payable and whether or not disputed, except as may be set forth in explanatory notes thereto. The Tax Returns of or relating to Survivor and the Tax Affiliates have not been examined (nor are they currently in the process of being examined), by the Internal Revenue Service or any other tax authority for any of the past six (6) years, and such Tax Returns constitute a complete and accurate representation of the Tax liabilities of Survivor, the Tax Affiliates and any combined, consolidated or unitary group of which Survivor is or was a member.

         4.15 LEGAL AND REGULATORY MATTERS.

              (a) there is no criminal or civil claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or threatened by, against or relating to Survivor, any Subsidiary, any officer or director of Survivor, or any of their properties, or the transactions contemplated hereby;

              (b) there are no judgments, decrees or orders enjoining Survivor or any Subsidiary in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of Survivor or any Subsidiary;

              (c) Survivor and each Subsidiary has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its proper-ties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect;

              (d) Survivor and each Subsidiary has obtained all Licenses necessary for the ownership of its properties and the conduct of their respective businesses as currently conducted, and all such Licenses are currently in full force and effect; and

              (e) Survivor has provided Acquiror with access to all Government Communications and has delivered to Acquiror a true and complete copy of all Government Communications received by Survivor or any Subsidiary since the incorporation of Survivor or any Subsidiary, as applicable.

         4.16 EMPLOYEES.

              (a) Survivor has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor is there any present union organizing activity among any of its employees. There are no material controversies, claims, suits, actions or proceedings pending or threatened between Survivor and its respective employees. Survivor has complied in all material respects with all laws and regulations relating to the employment of labor, including and without limitation any provisions thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for, any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

              (b) Survivor has no existing pension, stock option, bonus, deferred compensation, profit-sharing or other plans with respect to its employees in a fashion which results in any continuing liability with respect to the Surviving Corporation.

         4.17 NON-ASSIGNABLE RIGHTS. Neither the execution, delivery or performance of this Agreement by Survivor nor the consummation of the transactions contemplated hereby will (a) conflict with or result in a breach or termination of, or prevent Survivor from realizing the benefits otherwise obtainable by Survivor under, any permits or property interests of Survivor or any contract, agreement, arrangement or commitment of Survivor or (b) require the affirmative consent or approval of any third party (other than Survivor's Shareholders as contemplated by Section 8.1 hereof).

         4.18 PERSONNEL.

              (a) Survivor has separately delivered to Acquiror the names and addresses of all directors, officers and employees of Survivor, indicating (i) the positions within Survivor held by each such person and (ii) the current annual salary rates for each such person and the amounts payable as bonus or other compensation for each such person.

              (b) Survivor has separately delivered to Acquiror a description of all severance or other benefits that would be payable to any employee of Survivor if his or her employment were terminated.

              (c) The names and addresses of all officers, directors and employees of Survivor furnished to Acquiror prior to the date of this Agreement, are still current and accurately reflect the status of the officers, directors and employees of the Survivor as of the date hereof.

         4.19 ERISA. Survivor does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any Employee Benefit Plan that is subject to the minimum funding standards of ERISA, or any similar applicable law or regulation (domestic or foreign). Survivor does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980. Survivor does not have any affiliates for purposes of ERISA.

         4.20 NOTES AND ACCOUNTS RECEIVABLE; INVENTORIES.

              (a) All notes and accounts receivable of Survivor reflected on the Survivor's Balance Sheet as of October 31, 1999, have been collected or are collectible in the amounts shown when due without offset or counterclaim in the aggregate face amount thereof net of any reserves therefor reflected thereon and all such accounts receivable shall have arisen only from bona fide transactions in the ordinary course of business. The notes and accounts receivable of Survivor which have arisen since October 31, 1999, have been collected or are collectible when due without offset or counterclaim in the aggregate face amount thereof, except to the extent of the normal reserves for accounts receivable computed as a percentage of sales consistent with prior practice and generally accepted accounting principles consistently applied and all such accounts receivable shall have arisen only from bona fide transactions in the ordinary course of business.

              (b) Based on Survivor's best estimates and past experience and consistent with its prevailing practices and policies (which practices and policies are in accordance with generally accepted accounting principles), the inventories shown on Survivor's Balance Sheet as of October 31, 1999, consist of items of a quality and quantity usable or saleable in the normal course of its business and in conformity with all applicable laws and regulations, and the value of all obsolete materials or materials of below standard quality have been written down to realizable market value or reserves which, in the aggregate, are adequate have been provided therefor; and the value at which the inventories are reflected on Survivor's Balance Sheet as of October 31, 1999, reflects its normal inventory valuation policy of stating inventories at the lower of cost (on a first-in, first-out basis) or fair market value. All inventories acquired by Survivor since October 31, 1999, consist of items of a quality and quantity usable or saleable in the normal course of its business and are in conformity with all applicable laws and regulations.

         4.21 COMPLIANCE WITH ENVIRONMENTAL LAW.

              (a) Survivor and all its operations are and have been in compliance with all Environmental Laws as currently in effect;

              (b) Neither Survivor nor any of its or predecessors used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability;

              (c) None of the property ever owned, leased or operated by Survivor is contaminated by any Hazardous Substance;

              (d) None of the property ever owned, leased or operated by Survivor is affected by any condition that could reasonably be expected to result in liability under any Environmental Law as currently in effect; and

              (e) There is and has been no condition, activity or event respecting Survivor or any of the properties ever owned, leased or operated by any of them that could reasonably be expected to subject Survivor to any material liability under any Environmental Law as currently in effect.

         4.22 BANK AND BROKERAGE ACCOUNTS. EXHIBIT "4.22" lists (a) the names and addresses of all banks and brokerage firms in which Survivor has accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto, (b) the name of each person authorized to draw on any such account or have access to any such boxes or vaults and (c) the names of all persons, if any, holding tax or other powers of attorney from Survivor and a summary of the terms thereof.

         4.23 CONTRACTS.

              (a) Survivor is not a party to any:

                  (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination agreement with, any of its directors, officers, employees, consultants or agents or groups of employees;

                  (ii) profit sharing, thrift, bonus, incentive, deferred plan compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other employee benefit plan,and agreement or arrangement;

                  (iii) agreement or arrangement for the sale of any of its assets, property or rights outside the ordinary course of business consistent with prior practice (other than this Agreement);

                  (iv) contract that contains any provisions requiring Survivor to indemnify or act as a indemnitor, guarantor, surety, co-signer, co-maker or endorser for any other person or entity including, without limitation, any contract which request the indemnification of such party to which Survivor or its respective personnel provide services;

                  (v) agreement restricting Survivor from conducting business anywhere in the world;

                  (vi) agreement, note, debenture, loan, mortgage, to indenture or other obligation for or relating to borrowed money or commitments for obtaining borrowed money;

                  (vii) contract, lease or commitment which involves the future payment by or to it of more than $1,000, with the exception of the commitment of Survivor under the Letter Agreement;

                  (viii) letter of credit or power of attorney;

                  (ix) joint venture contract or similar arrangement or to agreement which is likely to involve future payments by it; or

                  (x) personal service, licensing, distributor, supplier, dealer, franchise, advertising, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment; or

                  (xi) agreement to which any shareholder, officer or director of Survivor or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

              (b) All agreements, contracts, plans, instruments, arrangements and commitments to which the Survivor is a party to, is valid and binding, enforceable in accordance with their respective terms and in full force and effect, and the continuation, validity and effectiveness of such items will in no way be affected by the consummation of the transactions contemplated by this Agreement. Neither Survivor or any other party thereto, is in breach of any provision of or in default under any term of any such agreement, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such agreements, contracts, plans, instruments, arrangements and commitments have been delivered to Acquiror.

         4.24 OFFER AND SALE OF SECURITIES. (a) All shares of capital stock of Survivor, (b) all interests in any properties, and (c) all interests in any trust or partnership with which Survivor has been affiliated, have been offered and sold in compliance with all applicable federal and state laws, rules and regulations.

         4.25 BROKER'S FEES. There are no other broker's or finder's fees or obligations due to persons engaged by Survivor or any of its employees, officers or directors in connection with the transactions contemplated by this Agreement, except for fees and expenses of its counsel and accountants.

         4.26 MATERIAL MISSTATEMENTS OR OMISSIONS. The statements, representations and warranties of Survivor contained in this Agreement (including the schedules hereto), in the Proxy Statement and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Survivor pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

         4.27 EXHIBITS. If any fact or matter is disclosed by Survivor on any Exhibit to this Agreement, it shall be deemed disclosed for purposes of all representations contained herein.

                                   ARTICLE 5.

                              COVENANTS OF SURVIVOR
                              ---------------------

         Survivor hereby covenants and agrees as follows:

         5.1 APPROVAL OF SHAREHOLDERS. As promptly as is practicable following the execution of this Agreement, Survivor shall submit this Agreement to its shareholders and duly call and give notice of a meeting for the purpose of voting on the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. The Board of Directors of Survivor shall recommend adoption and approval of this Agreement and the consummation of the transaction contemplated hereby.

         5.2 CONDUCT OF SURVIVOR'S BUSINESS. From and after the date of this Agreement to and including the Effective Date, Survivor shall (a) not enter into any agreement or make any commitment to take any of the actions set forth in
Section 4.11 (a) THROUGH (o), inclusive, of this Agreement; (b) not become a party to commit to enter into any of the types of contracts, agreements, arrangements or commitments set forth in Section 4.23 of this Agreement, (c) not amend, terminate or change in any material respect any contract and will not knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause it to breach any such contract; and (d) not amend its Certificate of Incorporation or Bylaws.

         5.3 ACCESS AND INFORMATION. Subject to the terms of the Confidentiality Agreement, Survivor will grant unrestricted access to Acquiror and its legal counsel, accountants and other representatives, during reasonable working hours throughout the period from the date hereof to the Closing and upon reasonable prior notice, to all of Survivor's properties, books, contracts, commitments and records, and will furnish Acquiror during such period with access to key Survivor employees and to all such information concerning the affairs of Survivor as Acquiror reasonably requests, including copies and/or extracts of pertinent records, documents and contracts. Survivor will cause its accountants to furnish to Acquiror during such period any and all of their statements, working papers and other records and data as Acquiror reasonably may request. No investigation by Acquiror or its counsel, accountants and other representatives as contemplated by this Section 5.3 shall affect any representation or warranty given by Survivor under this Agreement.

         5.4 FURTHER EFFORTS.

             (a) Survivor agrees to use diligent effort and take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, Survivor will use diligent efforts to effectuate all such action.

             (b) As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing Date, Survivor will use diligent efforts to obtain the consents of all necessary governmental entities and other persons to the Merger and the continued operation by Survivor of its business, properties, assets, leaseholds, licenses, contracts and agreements.

         5.5 CONFIDENTIALITY. In the event of the termination of this Agreement, Survivor and its representatives shall keep all information with respect to Acquiror which has been disclosed to Survivor pursuant to this Agreement confidential in accordance with the terms of the Letter Agreement and shall promptly return to Acquiror all written information provided to Survivor by Acquiror.

         5.6 FINANCIAL INFORMATION. From and after the date hereof and until the Closing, Survivor will deliver to Acquiror as soon as practicable and in any event within thirty (30) days after the end of each quarter, a copy of Survivor's unaudited internal financial statements.

         5.7 SUBSEQUENT EVENTS. Survivor shall promptly, and in any event prior to the Closing, advise Acquiror in writing of the occurrence of any material event or the existence of any state of facts which would render any representation or warranty of Survivor hereunder inaccurate or which would preclude satisfaction of any condition contained in ARTICLE 7 or ARTICLE 9 of this Agreement; provided, that no such notification shall affect any such representation, warranty or condition.

         5.8 PUBLIC ANNOUNCEMENT. Except as provided below, so long as this Agreement is in effect, Survivor shall not, and shall not cause its affiliates and representatives to issue or cause the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review and written consent of Acquiror.

         5.9 NO INCONSISTENT ACTIVITIES. For a period of one hundred twenty
(120) days after the date of this Agreement, neither Survivor nor any of their respective directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Acquiror or an officer or authorized representative of Acquiror) concerning any tender offer, merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving Survivor (any such transaction being referred to herein as an "Acquisition Transaction"), or participate in any negotiation regarding any Acquisition Transaction or otherwise cooperate in any way with or encourage any effort or attempt by any other person to effectuate an Acquisition Transaction. Survivor will promptly communicate to Acquiror the terms of any proposal they may receive from any other party in respect of any Acquisition Transaction.

                                   ARTICLE 6.

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                   ------------------------------------------

         Acquiror hereby represents and warrants to Survivor as follows:

         6.1 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease and operate its properties. Acquiror is duly organized and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business and activities conducted by Acquiror requires such qualification.

         6.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Acquiror has delivered to Survivor true, correct and complete copies of its Certificate of Incorporation (certified by the Secretary of State of Nevada) and Bylaws (certified by its corporate secretary) together with all amendments to each through the date hereof. Both the Certificate of Incorporation and the Bylaws are in full force and effect. Copies are attached hereto as EXHIBIT "6.2(a)" and EXHIBIT "6.2(b)", respectively.

         6.3 CORPORATE MINUTES. Acquiror has made available to Survivor true, correct and complete copies of its minute books, stock certificate books and corporate records; such books and records reflect all issuances of equity and debt securities of Survivor or rights to acquire any such securities, and contain true and complete records of all meetings and consents in lieu of meetings of Acquiror's Board of Directors (and any committees thereof) and shareholders.

         6.4 QUALIFICATION. Acquiror is qualified to do business and is in good standing in each jurisdiction where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by Acquiror, as the case may be, requires such qualification, licensing or domestication. Acquiror does not file franchise, income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

         6.5 CAPITALIZATION OF ACQUIROR. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 25,000 shares of Acquiror's Common Stock, no par value each, of which 25,000 shares are issued and outstanding. There are no issued or outstanding options, warrants or other instruments entitling anyone to acquire any additional shares of common stock of Acquiror. No shares are held in Acquiror's treasury. As of the date of this Agreement and as of the Closing Date, the stockholders specified on EXHIBIT "6.5", hold all of the issued and outstanding Common Stock of Acquiror. All issued and outstanding shares of Acquiror's Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The rights, powers, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions applicable to Acquiror's Common Stock are as set forth in Acquiror's Certificate of Incorporation. There are not presently and as of the Closing, there will not be any outstanding options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of Acquiror. Acquiror is not a party to, nor has knowledge that any of its shareholders are parties to, any voting trust agreements or other contracts, agreements or arrangements restricting voting rights or transferability with respect to the outstanding Common Stock of Acquiror.

         6.6 OWNERSHIP OF STOCK OPTIONS OF ACQUIROR. As of the date of this Agreement and as of the Closing Date, there are not and there will not be any outstanding options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of Acquiror.

         6.7 SUBSIDIARIES AND OTHER AFFILIATES. Acquiror does not have any subsidiaries, and does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity (other than hereunder).

         6.8 AUTHORITY.

             (a) Acquiror has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Acquiror have been duly authorized by the Board of Directors of Acquiror in accordance with applicable law (see EXHIBIT "6.8"). After the requisite approval of the stockholders of Acquiror is obtained, no further action will be necessary on the part of Acquiror to make this Agreement valid and binding upon Acquiror in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by Acquiror and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of the equity). Neither the execution, delivery or performance of this Agreement by Acquiror, nor the consummation of the transactions contemplated hereby, nor compliance by Acquiror with the terms and provisions of this Agreement, or the Articles of Merger will result in a violation or breach of any term or provision of Acquiror's Certificate of Incorporation or Bylaws, or of any statute, rule or regulation applicable to Acquiror or its businesses, properties, assets or personnel, nor conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, contract or agreement to which Acquiror is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Acquiror is a party or by which Acquiror or its businesses, properties, assets or personnel are bound.

              (b) Except for (i) filing the Articles of Merger with the Secretary of State of Nevada, (ii) obtaining the consent of its stockholders, and (iii) obtaining any necessary third party consents, Acquiror is not required to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by Acquiror of this Agreement or the consummation of the transactions contemplated herein.

         6.9 BROKER'S FEES. There are no broker's or finder's fees or obligations due to persons engaged by Acquiror or any of its employees, officers, or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its counsel and accountants.

         6.10 PROXY STATEMENT. The statements and disclosures concerning Acquirer included in the Proxy Statement shall be deemed to be further disclosures hereunder and shall be incorporated into this Agreement and the attached Schedules, where applicable.

         6.11 EXHIBITS. If any fact or matter is disclosed by Acquiror on any Exhibit to this Agreement, it shall be deemed disclosed for purposes of all representations contained herein.

                                   ARTICLE 7.

                              COVENANTS OF ACQUIROR
                              ---------------------

         Acquiror hereby covenants and agrees as follows:

         7.1 FURTHER EFFORTS. Acquiror agrees to use diligent efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, Acquiror will use diligent efforts to effectuate all such action.

         7.2 CONFIDENTIALITY. In the event of the termination of this Agreement, Acquiror and its representatives shall keep all information with respect to Survivor which has been disclosed to Acquiror pursuant to this Agreement confidential in accordance with the terms of the Letter Agreement and shall promptly return to Survivor all written information provided to Acquiror.

         7.3 PUBLIC ANNOUNCEMENT. So long as this Agreement is in effect, Acquiror shall not, and shall cause its affiliates and representatives not to, issue or cause the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review, and consultation with, Survivor with respect to such press release or other public announcement.

                                   ARTICLE 8.

                          GENERAL CONDITIONS PRECEDENT
                          ----------------------------

         The obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to fulfillment on or prior to the Closing of each of the following conditions:

         8.1 SHAREHOLDER APPROVAL. The shareholders of Survivor and the shareholders of Acquiror shall have duly adopted and approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the NRS and the ARS, other applicable law and Survivor's Certificate of Incorporation and Bylaws.

         8.2 NO INJUNCTIONS. No injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement shall be in effect (each party agreeing to use diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

         8.3 NO GOVERNMENTAL PROCEEDINGS. No action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the Merger illegal.

         8.4 GOVERNMENTAL APPROVALS. All governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement shall have been made or received.

         8.5 DISSENTER'S RIGHTS OF SURVIVOR'S STOCKHOLDERS. Holders of no greater than twenty percent (20%) of the outstanding shares of common stock of Survivor shall elect to assert dissenter's rights under applicable provisions of the ARS.

         8.6 DISSENTER'S RIGHTS OF ACQUIROR'S STOCKHOLDERS. Holders of no greater than twenty percent (20%) of the outstanding shares of common stock of Acquiror shall elect to assert dissenter's rights under applicable provisions of the NRS.

                                   ARTICLE 9.

                       CONDITIONS PRECEDENT TO ACQUIROR'S
                               OBLIGATION TO CLOSE

         The obligation of Acquiror to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 12.3 hereof):

         9.1 DUE DILIGENCE. Acquiror shall have completed and approved its due diligence review of the business affairs and operations of Survivor, as determined in its sole and absolute discretion.

         9.2 CERTIFICATE OF SURVIVOR. The representations and warranties of Survivor under ARTICLE 4., shall have been true in all material respects when made and shall be true in all material respects as of the Closing with the same effect as though made at such time, except for changes occurring or arising after the date of this Agreement (a) in carrying out the transactions contemplated herein or (b) approved in writing by Acquiror. At the Closing, Survivor shall have delivered a certificate in the forms attached hereto as EXHIBITS "9.2(a)" AND EXHIBIT "9.2(b)", signed by Survivor's President and Secretary dated as of the Effective Date, certifying that Survivor shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

         9.3 NO MATERIAL ADVERSE EFFECT. Since October 31, 1999, Survivor shall not have experienced any Material Adverse Effect.

         9.4 THIRD PARTY CONSENTS. All necessary consents of the third parties shall have been obtained.

         9.5 LEGAL OPINION OF SURVIVOR'S COUNSEL. Acquiror shall have received an opinion, dated as of the Closing Date of Wenthur & Chachas, counsel for Survivor, to the effect set forth on EXHIBIT "9.5" hereto.

         9.6 CERTIFIED RESOLUTIONS. Survivor shall have delivered to Acquiror true and complete copies of the resolutions of its respective Board of Directors and the shareholders of Survivor pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by Survivor's Secretary to be in full force and effect as of the Closing Date.

         9.7 CERTIFICATE OF SHAREHOLDER APPROVAL. Survivor shall have delivered to Acquiror a Certificate of Shareholder Approval in the form of EXHIBIT "9.7" attached hereto, executed by Survivor's President and Secretary and certifying to Acquiror (a) that shareholders of Survivor approved the Merger; (b) the date of such shareholder vote regarding the Merger and the final tally for, against and any abstentions; (c) that, to the best knowledge of Survivor's President and Secretary, such vote of the shareholders of Survivor was conducted in conformance with all of the requirements of the ARS.

         9.8 LETTERS OF RESIGNATION. Acquiror shall have received letters of resignation addressed to Survivor from all members of the Board of Directors of Survivor and all executive officers of Survivor, which resignations shall be effective as of the Closing.

         9.9 PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by Survivor and all instruments executed and delivered by Survivor on or prior to the Closing Date in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to counsel for Acquiror.

                                   ARTICLE 10.

                       CONDITIONS PRECEDENT TO SURVIVOR'S
                               OBLIGATION TO CLOSE

         The obligation of Survivor to consummate the Merger and the other transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived pursuant to Section 12.3 hereof):

         10.1 CERTIFICATE OF ACQUIROR. Acquiror shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Acquiror shall have delivered to the Company a certificate of Acquiror in the form attached hereto as EXHIBIT "10.1", dated the date of the Closing and signed by the President of Acquiror, to all such effects.

         10.2 CERTIFIED RESOLUTIONS. Acquiror shall have delivered to Survivor true and complete copies of the resolutions of its Board of Directors pursuant to which the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby were duly and validly authorized, adopted and approved, certified by Acquiror's Secretary to be in full force and effect as of the Closing Date.

         10.3 LEGAL OPINION OF ACQUIROR'S COUNSEL. Survivor shall have received an opinion, dated as of the Closing Date of Michael Corrigan of Mulvaney, Kahan & Barry, counsel for Acquiror, to the effect set forth on EXHIBIT "10.3" hereto.

                                   ARTICLE 11.

                SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATIONS

         11.1 SURVIVAL OF REPRESENTATIONS.

              (a) SURVIVOR'S REPRESENTATIONS. All representations and warranties and all covenants of Survivor in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the expiration of the relevant statute of limitations, and, thereafter, to the extent a claim is made prior to the expiration with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled, whereupon such representations, warranties, and covenants will expire (except for covenants that by their terms survive for a longer period).

              (b) ACQUIROR'S REPRESENTATIONS. Acquiror's representations, warranties and covenants contained in this Agreement will terminate as of the earlier of the termination of this Agreement in accordance with its terms or the Closing.

              (c) AGREEMENT TO INDEMNIFY. Survivor will indemnify and hold harmless Acquiror and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons"), from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as "Damages"), arising out of any misrepresentation or breach of or default or other action or omission in connection with either.

                  (i) any of the representations, warranties and covenants given or made by Survivor in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of Survivor pursuant hereto;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Person that relate to Survivor in which the principal event giving rise thereto occurred prior to the Closing Date which result from or arise out of any action or inaction prior to the Closing Date of Survivor or any director, officer, employee, agent, representative or subcontractor of Survivor, except for those that which the Surviving Corporation specifically assumes in writing; or

                  (iii) the termination of any pension, stock option, bonus, deferred pay; compensation, profit-sharing or other plan with respect to Survivor's employees as referred to in Section 9.6 hereof; or

                  (iv) any and all actions of any officer or director of Survivor prior to the Effective Date.

                                   ARTICLE 12.

                                   TERMINATION

         12.1 TERMINATION. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing, whether before or after approval of will this Agreement and the Merger by the shareholders of Survivor, as follows, and in no other manner:

              (a) by mutual written consent of the Board of Directors of Survivor and Acquiror;

              (b) by Acquiror or Survivor if any of the conditions set forth in
ARTICLE 8 shall not have been satisfied as of the date of the Closing;

              (c) by Acquiror if any of the conditions set forth in ARTICLE 9 shall have not been satisfied as of the date of the Closing;

              (d) by Survivor if any of the conditions set forth in ARTICLE 10 shall have not been satisfied as of the date of the Closing; or

              (e) by either Acquiror or Survivor if the Closing shall have not been consummated on or before January 30, 2000.

         12.2 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Section 12.1 hereof and except as provided below, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all their own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, that the obligations of Survivor contained in Section 5.5 hereof and the obligations of Acquiror contained in Section 7.2 hereof shall survive any such termination; and provided, further, that nothing herein shall relieve any party of any liability with respect to or arising out of any breach of its obligations, covenants or agreements hereunder.

         12.3 WAIVER OF CONDITIONS. If any of the conditions specified in
ARTICLE 8 hereof has not been satisfied, Acquiror and Survivor may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in ARTICLE 9 hereof has not been satisfied, Acquiror may nevertheless at its election proceed with the transactions contemplated hereby. If any of the conditions specified in ARTICLE 10 hereof has not been satisfied, Survivor may nevertheless at its election proceed with the transactions contemplated hereby.

         12.4 PAYMENT OF EXPENSES. Except as provided below, Survivor and Acquiror will pay all of their respective costs and expenses (including fees and expenses of legal counsel, accountants and financial advisors) incurred by such party in connection with the transactions contemplated by this Agreement, regardless of whether the Merger is consummated. All expenses of the proxy statement and solicitation will be paid by Survivor.

                                   ARTICLE 13.

                                     GENERAL

         13.1 AMENDMENTS. Subject to applicable law, this Agreement, the Articles of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Date; PROVIDED, HOWEVER, that any such amendment must be in writing and executed by all parties hereto.

         13.2 ASSIGNMENT. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties; and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

         13.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the following addresses (or at such other address as shall be given in writing):

              TO SURVIVOR:              Kestrel Equity Corporation
                                        Attn: Fred Phillips
                                        185 West "F" Street
                                        Seventh Floor
                                        San Diego, CA 92101

              COPY TO:                  George G. Chachas, Esq.
                                        Wenthur & Chachas
                                        4180 La Jolla Village Drive
                                        Suite 500
                                        La Jolla, California 92037

              TO ACQUIROR:              Stereo Vision Entertainment, Inc.
                                        Attn: Victoria Condon-Silliphant
                                        1412 W. Glenoaks Blvd.
                                        Suite D
                                        Glendale, California 91201

              COPY TO:                  Michael Corrigan
                                        Mulvaney, Kahan & Barry
                                        Seventeenth Floor
                                        First national Bank Center
                                        401 West A. Street
                                        San Diego, California 92101

         13.4 FURTHER ASSURANCES. Acquiror, on the one hand, and Survivor, on the other hand, agree that from time to time after the Closing, at the other's request and without further consideration, each will execute and deliver such additional instruments as the other may reasonably request to effectuate the Merger.

         13.5 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by Acquiror, by Survivor shall not constitute a waiver of the right to pursue other applicable remedies.

         13.6 ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and thereto and all documents delivered as provided for herein and therein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions, agreements, and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof.

         13.7 COUNTERPARTS. This Agreement may be executed in one or more Counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original executed copies to be delivered by overnight mail.

         13.8 GOVERNING LAW. This Agreement shall be construed by and enforced in accordance with the laws of the State of Arizona without giving effect to the principles of the conflicts of laws.

         13.9 RESOLUTION OF INDEMNIFICATION DISPUTES. Any controversy arising out of the indemnification provisions of ARTICLE 11 of this Agreement or breach thereof shall be settled by arbitration in San Diego, California, in accordance with the rules of the American Arbitration Association, and judgment entered upon the award rendered by arbitrator may be enforced by appropriate judicial action pursuant to the California Code of Civil Procedure. The arbitration panel shall consist of one member, which shall be a person agreed to by each party to dispute within thirty (30) days following notice by one party that desires the matter to be arbitrated. If the parties are unable within such thirty (30) day period to agree upon an arbitrator, than the panel shall be one arbitrator selected by the San Diego Office of the American Arbitration Association, which arbitrator shall be experienced in commercial law and acquisition transactions and knowledgeable with respect to the subject matter of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expense and reasonable attorney's fees of both parties, and the cost of such witness and other reasonable costs or expenses incurred by him or the prevailing party. The arbitrator shall render a decision within thirty (30) days following the close of presentation by the parties to their cases and any rebuttal. The parties shall agree within thirty (30) days following the selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including, interrogatories or other discovery, provided, in any event, each party shall be entitled to discovery in accordance with California Code of Civil Procedures Section 1283.05.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above

                                       ACQUIROR:
                                       ---------

                                       STEREO VISION ENTERTAINMENT, INC.
                                       A NEVADA CORPORATION


                                       /S/ VICTORIA CONDON-SILLIPHANT
                                       ------------------------------
                                       By: Victoria Condon-Silliphant
                                       Its:   President



                                       SURVIVOR:
                                       ---------

                                       KESTREL EQUITY CORPORATION
                                       AN ARIZONA CORPORATION


                                       /S/ FREDERICK C. PHILLIPS
                                       -------------------------
                                       By: Frederick C. Phillips
                                       Its:   President

                                TABLE OF EXHIBITS
                                -----------------

  EXHIBIT 1.6:          Articles of Merger
  EXHIBIT 2.4:          Articles of Incorporation of Surviving Corporation
  EXHIBIT 2.6:          Amended and Restated Bylaws
  EXHIBIT 2.7:          Officers and Directors of Surviving Corporation
  EXHIBIT 4.2(a):       Articles of Incorporation - Survivor
  EXHIBIT 4.2(b):       Bylaws - Survivor
  EXHIBIT 4.8:          Authorization of Board of Directors - Survivor
  EXHIBIT 4.9:          Survivor Financial Statements
  EXHIBIT 4.11:         Absence of Certain Changes - Survivor
  EXHIBIT 4.13:         Intellectual Property
  EXHIBIT 4.22:         Banks and Brokerage Accounts
  EXHIBIT 6.2(a):       Articles of Incorporation - Acquiror
  EXHIBIT 6.2(b):       Bylaws - Acquiror
  EXHIBIT 6.5:          Acquiror's issued and outstanding Common Stock
  EXHIBIT 6.8:          Authorization of Board of Directors - Acquiror
  EXHIBIT 9.2(a):       Form of   Officer's Certificate - Survivor
  EXHIBIT 9.5:          Opinion of Counsel - Wenthur & Chachas
  EXHIBIT 9.7:          Form of   Certificate of Shareholder Approval - Survivor
  EXHIBIT 10.1:         Form of   Officer's Certificate - Acquiror
  EXHIBIT 10.3:         Opinion of Counsel of Mulvaney, Kahan & Barry

                                  EXHIBIT "1.6"

                         ARTICLES/CERTIFICATE OF MERGER
                                       OF
                        STEREO VISION ENTERTAINMENT INC.
                                  WITH AND INTO
                           KESTREL EQUITY CORPORATION

         The undersigned corporations do hereby certify that:

         1. The name and state of incorporation of each of the constituent corporations to the merger are as follows:

            NAME                                        STATE OF INCORPORATION
            ----                                        ----------------------

            Stereo Vision Entertainment Inc.            Nevada
            Kestrel Equity Corporation                  Arizona

         2. An Acquisition Agreement and Plan of Reverse Merger (the "Merger Agreement") between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 78.458 of the Nevada Revised Statutes and Section 10-1105 of the Arizona Revised Statutes.

         3. The number of outstanding shares of common stock of Stereo Vision Entertainment Inc. was 25,000 and the number of such shares which were entitled to vote on the Plan was 25,000. The total number of shares which voted for adoption of the Plan was 25,000 and the total number of shares which voted against the adoption of the Plan was 0. The number of votes cast for the Plan was sufficient for approval of the Plan.

         4. The number of outstanding shares of common stock of Kestrel Equity Corporation was 5,200,000 and the number of such shares which were entitled to vote on the Plan was 2,200,000. The total number of undisputed votes for adoption of the Plan was _____________ and the total number of undisputed votes against the adoption of the Plan was _________. The number of votes cast for the Plan by the only voting group entitled to vote was sufficient for approval of the Plan.

         5. The surviving corporation of the merger is Kestrel Equity Corporation which will be governed by the laws of the State of Arizona and will change its name to Stereo Vision Entertainment Inc. pursuant to the Amended and Restated Articles of Incorporation ATTACHED HERETO which will be filed with the Arizona Secretary of State concurrently with the filing of these Articles of Merger.

         6. The surviving corporation agrees that it may be served with process in the State of Nevada in any proceeding for enforcement of any obligations of any constituent corporation of the State of Nevada, as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section
78.481 of this title, and the surviving corporation hereby irrevocably appoints the Nevada Secretary of State as its agent to accept service of process in any such suit or other proceedings and the Nevada Secretary of State is authorized to mail a copy of such process to the surviving corporation at the surviving corporation's new principal place of business at 11166 Burbank Blvd., North Hollywood, CA 91601.

         7. The Plan is on file at the new principal place of business of the surviving corporation, 11166 Burbank Blvd., North Hollywood, CA 91601.

         8. A copy of the Plan will be furnished by the surviving corporation, on request and without cost, to any shareholder or stockholder of either constituent corporation.

         9. These Articles of Merger shall be effective on the date of filing.


                                        STEREO VISION ENTERTAINMENT INC.
                                        A NEVADA CORPORATION


                                        -------------------------------------
                                        By: Victoria Silliphant
                                        Its:  President


                                        -------------------------------------
                                        By: Victoria Silliphant
                                        Its:  Secretary


                                        KESTREL EQUITY CORPORATION
                                        AN ARIZONA CORPORATION


                                        -------------------------------------
                                        By: Frederick C. Phillips
                                        Its:  President


                                        -------------------------------------
                                        By: Frederick C. Phillips
                                        Its:  Secretary

                                  EXHIBIT "2.4"

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           KESTREL EQUITY CORPORATION

         FREDERICK C. PHILLIPS hereby certifies that:

         1. He is the president and the secretary of Kestrel Equity Corporation, an Arizona corporation (the "Corporation").

         2. The articles of incorporation of this Corporation are amended and restated in their entirety to read as follows:

                                    ARTICLE I

         The name of the corporation is Stereo Vision Entertainment Inc.

                                   ARTICLE II

         The period of its duration is perpetual.

                                   ARTICLE III

         The purpose or purposes for which the Corporation is organized is to engage in any lawful acts or activity that, presently or in the future, may legally be performed by a Corporation organized under the laws of the State of Arizona.

                                   ARTICLE IV

         The aggregate number of shares which the Corporation shall have authority to issue shall be 100,000,000 common shares, par value $.001 per share. The board of directors, without shareholder action, may amend the Corporation's articles of incorporation, in accordance with the Arizona Revised Statutes, (a) to designate in whole or in part, the preferences, limitations, and relative rights, within the limits set forth in the Arizona Revised Statutes, of any class of shares, before the issuance of any shares of that class, (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, within the limits set forth in the Arizona Revised Statutes, all before the issuance of any shares of that series, (c) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as part of the series.

                                   ARTICLE V

         The Corporation shall have a minimum of one (1) and a maximum of seven
(7) directors as shall be set by the Bylaws of the corporation.

                                   ARTICLE VI

         A. The Corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and capital surplus if its Board of Directors adopts a resolution to such effect.

         B. The Board of Directors of the Corporation may designate such committee or committees as it determines in accordance with law to exercise such authority as the Board of Directors shall delegate in the resolution designating such committee or committees.

                                   ARTICLE VII

         Each person who is or was a director, officer, employee or agent of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees reasonably incurred by or imposed upon and in connection with any proceeding to which the director, officer, employee or agent may be a party, or in which he or she may become involved by reason of being or having been an officer, director, employee or agent of the Corporation or any settlement thereof, regardless of whether a director, officer, employee or agent, at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is judged guilty of willful misfeasance or malfeasance, willful misconduct or gross negligence in the performance of any duty; provided, however, in the event of a settlement, the indemnification herein shall only apply when the Board of Directors approves such settlement and reimbursement as being in the best interests of the Corporation. The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer, agent or employee may be entitled. Subject to the limitations set forth above, such indemnification shall be to the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable laws now in effect or as may hereafter be amended. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or failure to take any action in good faith as an officer, director, employee or agent. The Corporation may, but shall be under no obligation to, maintain insurance at its expense, to protect itself or any officer, director, employee or agent against any such liability as may be covered by the above indemnification, including any costs or expenses reasonably attributable thereto.

                                  ARTICLE VIII

         No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action or act omitted to be taken by a director, officer, employee or agent of the Corporation in good faith if such person (i) exercised or used the same degree of care and skill as a prudent person would have exercised or used under the same or similar circumstances in the conduct of his or her own personal affairs, or (ii) took or omitted to take such action in reliance upon the advice of counsel for the Corporation or other statements made or information furnished by officers or employees of the Corporation which he or she had reasonable grounds to believe or upon a financial statement of the Corporation prepared by an accountant, officer of the Corporation in charge of its accounting or employees of the Corporation in charge of its accounts or certified by a public accountant or firm of public accountants.

         3. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the board of directors.

         4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
Section 10-1020 of the Arizona Revised Statutes. Common stock is the only outstanding stock of the corporation. The total number of outstanding shares of Common stock of the corporation is __________. The number of votes entitled to be cast on the amendment is _________ and the number of votes indisputably represented at the meeting at which the foregoing amendment and restatement of articles of incorporation was approved was _________________. The total number of undisputed votes cast for the amendment and restatement was _______________, which was sufficient for the approval of the amendment and restatement.

         We further declare under penalty of perjury under the laws of the State of Arizona that the matters set forth in this certificate are true and correct of our own knowledge.

  Date: ________________
                                               ---------------------------------
                                               By: Frederick C. Phillips
                                               Its:  President


                                               ---------------------------------
                                               By: Frederick C. Phillips
                                               Its:  Secretary

                                  EXHIBIT "2.6"

            AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION


                                  SEE ATTACHED

                                  EXHIBIT "2.7"

                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION


  DIRECTORS
  ---------

  NAME                               POSITION
  ----                               --------

  Dale A. Rorabaugh                  Chairman of the Board, Director
  Lawrence Kallett
  Lance Putnam


  OFFICERS
  --------

  NAME                               POSITION
  ----                               --------

  John Kookootsedes                  President
  Laurie Valente                     Secretary and Treasurer
--------------------------------------------------------------------------------

                                EXHIBIT "4.2(a)"

                          ARTICLES OF INCORPORATION OF
                           KESTREL EQUITY CORPORATION



                                  SEE ATTACHED

                                EXHIBIT "4.2(b)"

                                    BYLAWS OF
                           KESTREL EQUITY CORPORATION



                                  SEE ATTACHED

                                  EXHIBIT "4.4"

                                QUALIFICATION OF
                           KESTREL EQUITY CORPORATION

                                     Arizona

                                  EXHIBIT "4.5"

                                CAPITALIZATION OF
                           KESTREL EQUITY CORPORATION



          1.      Issued and Outstanding Stock Options:       None

                                  EXHIBIT "4.8"

                       AUTHORIZATION OF BOARD OF DIRECTORS
                                       OF
                           KESTREL EQUITY CORPORATION

                                  SEE ATTACHED

                                  EXHIBIT "4.9"

                           CHANGES OR DISCREPANCIES TO
                              FINANCIAL STATEMENTS
                          OF KESTREL EQUITY CORPORATION




                                      None

                                 EXHIBIT "4.11"

                                 CERTAIN CHANGES
                          OF KESTREL EQUITY CORPORATION



                                      NONE

                                 EXHIBIT "4.13"

                         ASSETS - INTELLECTUAL PROPERTY
                          OF KESTREL EQUITY CORPORATION




                                      NONE

                                 EXHIBIT "4.22"

                          BANKS AND BROKERAGE ACCOUNTS
                          OF KESTREL EQUITY CORPORATION



                                      NONE

                                EXHIBIT "6.2(a)"

                            ARTICLES OF INCORPORATION
                      OF STEREO VISION ENTERTAINMENT, INC.



                                  SEE ATTACHED

                                EXHIBIT "6.2(b)"

                                     BYLAWS
                      OF STEREO VISION ENTERTAINMENT, INC.



                                  SEE ATTACHED

                                  EXHIBIT "6.5"

                            OUTSTANDING COMMON STOCK
                      OF STEREO VISION ENTERTAINMENT, INC.



  SHAREHOLDER                                                     SHARES
  -----------                                                     ------

  VICTORIA SILLIPHANT                                              6000
  LAWRENCE KALLETT                                                 6375
  JOHN HONOUR                                                      6375
  CHRIS AND MARJORIE CONDON, HUSBAND AND WIFE                      6250

                                  EXHIBIT "6.8"

                       AUTHORIZATION OF BOARD OF DIRECTORS
                      OF STEREO VISION ENTERTAINMENT, INC.

                                  SEE ATTACHED

                                  EXHIBIT "9.7"

                           KESTREL EQUITY CORPORATION

                   FORM OF CERTIFICATE OF SHAREHOLDER APPROVAL
                   -------------------------------------------

         This certificate is given by Kestrel Equity Corporation ("Kestrel") as a condition required by Stereo Vision Entertainment, Inc., a Nevada Corporation ("Stereo Vision") to the closing of that certain Acquisition Agreement and Plan of Reverse Merger (the "Merger Agreement") entered into on Deember 3, 1999, by and among Kestrel and Stereo Vision. The undersigned, Frederick Phillips, acknowledges that he is the President and Secretary of Kestrel Equity Corporation.

         The undersigned hereby certifies, to the best of his knowledge, after due inquiry, to Stereo Vision as follows:

         1. The Shareholders of Kestrel approved the Merger as such term is defined in the Merger Agreement;

         2. The date of such shareholder vote regarding the Merger was ___________________, and the final tally for, against and any abstentions is as follows:


         ______________  FOR
         ______________  AGAINST
         ______________  ABSTAIN


         3. To the best knowledge of Survivor's President and Secretary, such vote of the shareholders of Survivor was conducted in conformance with all of the requirements of the Arizona Revised Statutes.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 3rd day of December, 1999.


                                                  KESTREL EQUITY CORPORATION
                                                  An Arizona Corporation

                                                  ------------------------------
                                                  By:  Frederick Phillips
                                                  Its: President and Secretary

                                EXHIBIT "9.2(a)"

                           KESTREL EQUITY CORPORATION

                          FORM OF OFFICER'S CERTIFICATE

         This Certificate is given by Fred Phillips, the President and Secretary of Kestrel Equity Corporation, an Arizona Corporation ("Kestrel") as a condition required by Stereo Vision Entertainment, Inc., a Nevada Corporation ("Stereo Vision"), prior to the closing of that certain Acquisition Agreement and Plan of Reverse Merger (the "Merger Agreement") entered into on December 3, 1999, by and between Kestrel and Stereo Vision. The undersigned certify that as of the date hereof:

         1. All of the representations and warranties of Kestrel set forth in the Merger Agreement are true, correct and complete.

         2. Kestrel has performed all obligations and has complied with all covenants required to be performed or complied with by Kestrel to this date under the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 3rd day of December 1999.



                                                    Kestrel Equity Corporation
                                                    An Arizona Corporation


                                                    ----------------------------
                                                    By:  Fred Phillips
                                                    Its: President and Secretary

                                 EXHIBIT "10.1"

                        STEREO VISION ENTERTAINMENT, INC.

                          FORM OF OFFICER'S CERTIFICATE

         This Certificate is given by Victoria Silliphant, the President and Secretary of Stereo Vision Entertainment, Inc., a Nevada Corporation ("Stereo Vision") as a condition required by Kestrel Equity Corporation, an Arizona Corporation ("Kestrel"), prior to the closing of that certain Acquisition Agreement and Plan of Reverse Merger (the "Merger Agreement") entered into on December 3, 1999, by and between Kestrel and Stereo Vision. The undersigned certify that as of the date hereof:

         1. All of the representations and warranties of Stereo Vision as set forth in the Merger Agreement are true, correct and complete.

         2. Stereo Vision has performed all obligations and has complied with all covenants required to be performed or complied with by Stereo Vision to this date under the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 3rd day of December 1999.



                                              Stereo Vision Entertainment, Inc.
                                              A Nevada Corporation


                                              ----------------------------------
                                              By:      Victoria Silliphant
                                              Its:     President and Secretary